EXHIBIT 5


April 1, 1997

Board of Directors
Olympus Ventures, Inc.
3418 North Ocean Boulevard
Fort Lauderdale, Florida 33308

         RE:    VALIDITY OF COMMON STOCK

Ladies and Gentlemen:

You have requested my opinion ("Opinion") with respect to the shares of common stock ("Common Stock") of Olympus Ventures, Inc. (the "Company") to be included in the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on April 1, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock, $0.0001 par value, to be issued by the Company pursuant to the Company's 1997 Employee Stock Option Plan ("Stock Option Plan").

As special counsel to the Company and in connection with rendering this Opinion, I have examined the original or copies of such records of the Company and such other documents as deemed relevant and necessary for the Opinion expressed herein, including without limitation, the Company's Articles of Incorporation and By-laws, as amended; and the documents pertaining to the establishment of the Stock Option Plan. In this examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted as conformed copies. As to various questions of fact material to this Opinion, I have relied upon statements or certificates of officials and representatives of the Company. Nothing came to my attention during the course of my investigation that would lead me to doubt any of these assumptions.

I have assumed for purposes of this opinion that all applicable laws, rules and regulations in effect at the time of the issuance of the Common Stock under the Stock Option Plan will be the same as such laws, rules and regulations in effect as of the date hereof.

I am a member of the Bars of Arizona, Massachusetts and New York. I have made such examination of federal law and of the Washington Business Corporation Act as I have deemed relevant for purposes of this opinion, and I express no opinion as to laws of any other state or jurisdiction.

Based upon the foregoing and subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, it is my opinion that the 2,000,000 shares of Common Stock that may be issued by you pursuant to the Stock Option Plan, when issued and paid for in the manner provided in the Stock Option Plan, will constitute validly issued, fully paid and non-assessable common stock of the Company.

The undersigned consents to the filing of this Opinion as an exhibit to the Registration Statement and further consents to all references to him in the Registration Statement and any amendments thereto. In providing this consent, the undersigned is not admitting that he is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Sincerely,

/s/ LAWRENCE R. MOON

Lawrence R. Moon
Attorney at Law

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